Exhibit 10.1

AMENDMENT NO. 1 TO THE
LOWE’S COMPANIES
EMPLOYEE STOCK PURCHASE PLAN –
STOCK OPTIONS FOR EVERYONE

This Amendment No. 1 is made as of the 30th day of April, 2010, by Lowe's Companies, Inc., a corporation duly organized and existing under the laws of the State of North Carolina (the “Company”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lowe's Companies Employee Stock Purchase Plan – Stock Options For Everyone (the “Plan”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan; and

WHEREAS, the Committee desires, pursuant to that authority granted to the Board under Article XIII of the Plan and delegated to the Committee by the Board, to amend the Plan, effective as of May 1, 2010 (the “Effective Date”), to revise the enrollment period to better coincide with administrative practice.

NOW, THEREFORE, the SOFE Plan is hereby amended, effective as of the Effective Date hereof, as follows:

1. Section 1.15 is hereby deleted in its entirety and the following is substituted therefore:
“1.15           Enrollment Period.

Enrollment Period means a period of not less than fourteen (14) calendar days, identified by the Administrator or its designee and disclosed to Eligible Employees prior to the beginning of the Enrollment Period, during (a) the month of May in the case of the Offering Period beginning on June 1 and (b) the month of November in the case of the Offering Period beginning on December 1.”

2. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment No. 1.

IN WITNESS WHEREOF, the Company has adopted this Amendment No. 1 to the Plan as of the Effective Date.

LOWE’S COMPANIES, INC.

By:    /s/Marshall A. Croom
         Marshall A. Croom
Title: SVP & Chief Risk Officer, Chairman, Administrative Committee of Lowe's Companies, Inc.